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                                  EXHIBIT 99.3
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                                                                    EXHIBIT 99.3

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                             HAMILTON HM12, BERMUDA

                                                                  March   , 1997

Dear Shareholder,

     As a holder of Globalstar Telecommunications Limited Common Stock, you are being given the opportunity to purchase additional shares of common stock in a Rights Offering.

     Globalstar has set the record date for this offering as the close of
business on March   , 1997. For each 8.84042 shares of Globalstar Common Stock you hold on that date, you will be entitled to purchase one additional share of Globalstar for $26.50 in cash. The number of Rights distributed to you will be rounded down to the nearest whole number. For example, if you hold 100 shares of Common Stock, you will be entitled to purchase 11 additional shares at the price of $26.50 per share.

     The Rights being distributed to you are valuable; the exercise price of $26.50 per share is substantially below the current market price of Globalstar
Common Stock, which as of March   was $     per share. These Rights are
transferable; that is, you may sell them at any time before they expire. If you exercise the Rights and purchase additional shares, the shares you purchase will be freely tradeable on the Nasdaq National Market.

     For your information, we have enclosed copies of the following documents:

     1) The Prospectus, which contains important details of the Rights Offering, as well as important information concerning Globalstar and the Common Stock being offered. You should read the Prospectus carefully. ONCE A HOLDER OF RIGHTS HAS EXERCISED SUCH RIGHTS, SUCH HOLDER'S ELECTION TO EXERCISE MAY NOT BE REVOKED.

     2) A Subscription Certificate, which must be completed to exercise your Rights.

     3) Instructions for completing the Subscription Certificate.

     4) Notice of Guaranteed Delivery.

     5) A return envelope addressed to The Bank of New York, which is the Subscription Agent for this offering.

     YOU NEED TO ACT QUICKLY. THE RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY
TIME, ON APRIL   , 1997, UNLESS EXTENDED BY THE COMPANY. RIGHTS NOT EXERCISED ON
OR PRIOR TO THE EXPIRATION DATE SHALL EXPIRE AND BE NULL AND VOID.

     To exercise the Rights, you must properly complete and sign the Subscription Certificate (unless guaranteed delivery procedures are complied with) and deliver payment in full for all Rights exercised to the Subscription Agent by the deadline given above.

     If you need additional copies of the enclosed materials, contact the Information Agent, W.F. Doring & Co., Inc. at (888) 330-5111.

                                      Very truly yours,

                                      GLOBALSTAR TELECOMMUNICATIONS LIMITED